Exhibit 99.1

ABBOTT COMPLETES ACQUISITION OF IBIS BIOSCIENCES, A SUBSIDIARY OF ISIS

CARLSBAD, Calif. and Abbott Park, Ill.,  January 6, 2009 - Isis Pharmaceuticals, Inc. (Nasdaq: ISIS) and Abbott (NYSE: ABT) announced today that Abbott has completed its purchase of Ibis Biosciences, Inc., an Isis subsidiary, for a closing purchase price of $175 million.  In addition to the closing purchase price, Isis will receive earn out payments from Abbott tied to post-closing sales of Ibis systems, including instruments and assay kits.

Previously, Abbott invested $40 million in Ibis in exchange for approximately 18.6% of Ibis’ outstanding equity.  This investment, along with the $175 million paid at closing, resulted in a total acquisition price of $215 million plus earn out payments.

“We believe that Abbott is the ideal company to move the Ibis technology into larger commercial markets, such as clinical diagnostics, where Ibis’ technology can revolutionize infectious disease detection,” said Stanley Crooke, Chairman and CEO of Isis.  “With the earn out, Isis and our shareholders will continue to participate in Ibis’ success.”

“This acquisition will enable Abbott to offer an innovative approach to the detection and characterization of a broad array of pathogens for the management of infectious diseases,” said Stafford O’Kelly, Vice President, Molecular Diagnostics, Abbott.  “Ibis’ unique technology and talented team of scientists will help us continue building a long-term product pipeline for our growing molecular diagnostics business.”

About Abbott Molecular

Abbott’s molecular diagnostics business, headquartered in Des Plaines, Ill., provides physicians with critical information based on the early detection of pathogens and  key changes in patients’ genes and chromosomes, allowing for earlier diagnosis, selection of appropriate therapies and monitoring of disease progression. The business includes instruments and reagents used to conduct sophisticated analysis of patient DNA and RNA.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 68,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com.

About Isis Pharmaceuticals, Inc.

Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners.  The Company has successfully commercialized the world’s first antisense drug and has 19 drugs in development.  Isis’ drug development programs are focused on treating cardiovascular and metabolic diseases.  Isis’ partners are developing antisense drugs invented by Isis to treat a wide variety of diseases.  Isis is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development and commercialization of microRNA therapeutics.  As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of over 1,600 issued patents worldwide.  Additional information about Isis is available at www.isispharm.com.

This press release includes forward-looking statements regarding Isis Pharmaceuticals’ business, the financial position and outlook for Isis, and the commercial potential of Ibis’ technologies and products in development.  Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals or projections.  Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, in developing and commercializing systems to identify infectious organisms that are effective and commercially attractive, and in the endeavor of building a business around such products.  Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis.  As a result, you are cautioned not to rely on these forward-looking statements.  These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2007, and its most recent quarterly report on Form 10-Q, which are on file with the SEC.  Copies of these and other documents are available from the Company.

Private Securities Litigation Reform Act of 1995 —A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to Abbott’s Annual Report on Securities and Exchange Commission Form 10-K for the year ended December 31, 2007, and in Item 1A, “Risk Factors,” to Abbott’s Quarterly Reports on Securities and Exchange Commission Form 10-Q for the quarters ended June 30, 2008, and September 30, 2008, and are incorporated by reference.  Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

In this press release, unless the context requires otherwise, “Isis” and “Company” refers to Isis Pharmaceuticals and its subsidiaries and joint venture.

Isis Pharmaceuticals is a registered trademark of Isis Pharmaceuticals, Inc.  Regulus Therapeutics is a trademark of Regulus Therapeutics LLC.

Abbott’s Contacts:

Don Braakman Public Affairs, Diagnostics 847-937-0080 or 847-772-3263	Tina Ventura Director, Investor Relations 847-935-9390

Isis Pharmaceuticals’ Contacts:

Kristina Lemonidis Associate Director, Corporate Development 760-603-2490	Amy Blackley, Ph.D. Manager, Corporate Communications 760-603-2772

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